EXHIBIT 99

CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: May 4, 2007
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP, INC. ANNOUNCES
SECOND-QUARTER RESULTS

EAU CLAIRE, Wis.- May 4 - Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal 2007 second quarter ended March 31, 2007.

For the second quarter, the Company reported net income of $157,000, up 91 percent from net income of $82,000 for the 2006 second quarter. The year-over-year increase was primarily due to an increase in net interest income.

Net income for the six-months ended March 31, 2007, totaled $42,000, versus $250,000 for the prior-year six months. The decrease stemmed mainly from a one-time, after-tax charge of $370,000 ($610,000 pre-tax) taken in the first quarter related to agreements with two Citizens Community Federal executives who resigned. Excluding the charge, the Company would have reported six-month net income of $412,000, a 65 percent increase from the prior year.

On a basic and diluted, per-share basis, Citizens Community Bancorp, Inc. reported second-quarter earnings of $0.02 per share, compared to earnings of $0.01 per share for the year-earlier three-month period. For the six months, the company reported basic and diluted earnings of $0.01 per share, versus earnings of $0.04 per share in 2006. Excluding the first-quarter charge detailed above, the Company would have reported six-month basic and diluted per-share earnings of $0.06. Earnings per share for the prior-year three- and six-month periods were restated to reflect the impact of the second step conversion and reorganization of the Company, which occurred October 31, 2006.

Net interest income for the second quarter totaled $2.6 million, up from $2.1 million for the prior-year period. For the six-month period, net interest income was $5.0 million, compared to $4.4 million for the prior-year six-month period. The increase in both 2007 periods was a result of a rise in the average balance of loans receivable, coupled with a substantial portion of the proceeds from Citizens' second step offering being used to pay down Federal Home Loan Bank advances.

Non-interest income declined to $401,000 for the second quarter, from $417,000 for the prior-year period. For the six months, non-interest income decreased to $809,000, from $870,000 in 2006. The slight decreases for both periods were primarily due to lower loan fees and service charges.

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Citizens Community Bancorp, Inc.
May 4, 2007

Non-interest expense rose modestly to $2.6 million for the 2007 second quarter, from $2.4 million for the prior-year period. For the six months, non-interest expense increased to $5.6 million, versus $4.7 million for the prior-year period, primarily due to the one-time $610,000 pre-tax charge referenced above.

Total assets were $302.1 million at March 31, 2007, compared with $289.9 million at December 31, 2006, and $284.0 million at September 30, 2006. The 2007 second-quarter rise of $12.1 million, or 4.2 percent, was primarily due to a $14.0 million increase in loans receivable.

Deposits grew to $199.5 million at March 31, 2007, from $192.3 million at December 31, 2006, and $186.7 million at September 30, 2006. The March quarter's increase of $7.2 million, or 3.7 percent, was equal to an annualized increase of 15.0 percent. Federal Home Loan Bank advances grew by $5.0 million to $21.4 million at March 31, 2007, which when coupled with deposit growth, funded Citizens' loan growth.

The Company's nonperforming assets were $1.7 million at March 31, 2007, or 0.57 percent of total assets, down from $1.9 million at December 31, 2006, and down from $1.8 million at September 30, 2006. Net charge-offs for the quarter ended March 31, 2007, were $82,000, compared with $86,000 for the quarter ended December 31, 2006. The ratio of the allowance for loan losses to total loans was 0.31 percent at March 31, 2007, compared with 0.32 percent at September 30, 2006.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., "Given market and economic conditions, I'm pleased with our second-quarter performance. We'll continue to drive efficiencies throughout our business, pursue appropriate growth opportunities and provide superior service to our customers."

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
May 4, 2007

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp, Inc.
May 4, 2007

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except per share data)

	March 31, 2007	September 30, 2006
Selected Financial Condition Data
Total assets	$302,097	$283,990
Cash and cash equivalents	3,900	6,170
Loans receivable	280,919	259,302
Allowance for loan losses	(857)	(835)
Deposits	199,528	186,711
Federal Home Loan Bank advances	21,362	61,200
Total equity	77,589	30,082

	Three Months Ended March 31		Six Months Ended March 31
	2007	2006	2007	2006
Selected Operations Data
Total interest and dividend income	$4,483	$3,782	$8,854	$7,524
Interest expense	1,919	1,635	3,839	3,141
Net interest income	2,564	2,147	5,015	4,383
Provision for loan losses	87	38	190	108
Net interest income after provision for loan loss	2,477	2,109	4,825	4,275
Total non-interest income	401	417	809	870
Total non-interest expense	2,588	2,387	5,563	4,719
Income before provision for income taxes	290	139	71	426
Provision for income taxes	133	57	29	176
Net income	157	82	42	250

Per Share Information
Basic earnings	$0.02	$0.01*	$0.01	$0.04*
Diluted earnings	$0.02	$0.01*	$0.01	$0.04*
Dividends paid	$0.05	$0.05	$0.10	$0.10

* Earnings per share for the prior period were restated to reflect the impact of the second step conversion and reorganization of the Company, which occurred on October 31, 2006.

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Citizens Community Bancorp, Inc.
May 4, 2007

	March 31, 2007	September 30, 2006
Asset Quality as of the period ended
Nonperforming loans (NPLs)	$1,352	$1,390
NPLs as a percent of total loans	0.48%	0.54%
Nonperforming assets (NPAs)	$1,720	$1,779
NPAs as a percent of total assets	0.57%	0.63%
Allowance for loan losses	$ 857	$ 835
Allowance for loan losses as a percent of loans	0.31%	0.32%
Allowance for loan losses as a percent of NPLs	63.38%	60.07%
Net charge offs for six months ended	$ 168	$ 116
Annualized net charge offs to average loans for the six months ended	0.12%	0.09%

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